                                                                    EXHIBIT 10.2

                                 AMENDMENT NO. 3


               AMENDMENT NO. 3 dated as of October 15, 2001 in respect of the Credit Agreement (Multi-Draw Term Loan Facility) dated as of May 16, 2001 and amended by Amendment No. 1 dated as of July 25, 2001 and Amendment No. 2 dated as of September 28, 2001 (the "Credit Agreement") between NEXT LEVEL COMMUNICATIONS, INC., a Delaware corporation (the "Borrower") and MOTOROLA, INC., a Delaware corporation (the "Lender").

               The Borrower and the Lender previously entered into a Tax Allocation and Sharing Agreement (the "Tax Sharing Agreement") with respect to certain tax losses of the Borrower for the tax year 2000. The relevant substance the Tax Sharing Agreement is (i) at the time the Tax Sharing Agreement was entered into, the Borrower expected to report a loss for its tax return for tax year 2000 but the exact amount of the tax loss for tax year 2000 was not known at such time, (ii) for a portion of the tax year 2000, the Lender was able to consolidate the tax results of the Borrower, (iii) although the Borrower's tax losses provided no regular tax cash flow benefit on Lender's consolidated tax return for tax year 2000, there existed and continues to exist the possibility that such losses might provide the full cash flow benefit to the Lender during the applicable foreign tax credit carryforward period (currently five years),
(iv) the Lender advanced to the Borrower $32,300,000, based on an estimate of the Borrower's tax loss for tax year 2000, plus $18,500,000 of tax losses carried forward prior to the tax year 2000, and (v) the Tax Sharing Agreement included a true-up provision to reconcile the actual amount of the Borrower's tax loss for tax year 2000 to the amount that the Lender had advanced to Borrower.

               As a result of the reconciliation process required by the Tax Sharing Agreement, the Borrower and the Lender have determined that the Lender made an excess advance of $2,953,626 (the "Excess Advance Amount") to the Borrower with respect to the Borrower's tax loss for the tax year 2000. The Excess Advance Amount is required by the Tax Sharing Agreement to be repaid by the Borrower to the Lender by October 15, 2001.

               Accordingly, the Borrower has requested that (i) the Credit Agreement be amended to increase the amount of the Commitment from Sixty Four Dollars ($64,000,000) to Sixty Six Million Nine Hundred Fifty Three Thousand Six Hundred Twenty Six Dollars ($66,953,626), (ii) such increased Commitment be borrowed to repay the Excess Advance Amount owing under the Tax Sharing Agreement and (iii) such borrowing and repayment be done by book entry rather than by simultaneous wire transfers, and the Lender has agreed to such increase, borrowing and simultaneous repayment, all on the terms and conditions set forth herein. Accordingly, the parties hereto hereby agree as follows:

               Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

               Section 2.  Amendments.

        2.1 The amount "$64,000,000" on the cover page of the Credit Agreement and in the preamble of the Credit Agreement is hereby amended to read "$66,953,626".

        2.2 The words "Sixty Four Million Dollars ($64,000,000)" in the definition of "Commitment" in Section 1.01 of the Credit Agreement is hereby amended to read "Sixty Six Million Nine Hundred Fifty Three Thousand Six Hundred Twenty Six ($66,953,626)".

        2.3 Section 2.08(e), Mandatory Prepayments and Reductions of Commitment, is hereby amended and restated to read as follows:

               (e) Mandatory Prepayment of Loans in excess of $60,000,000. Notwithstanding anything to the contrary in this Section 2.08, all Net Cash Proceeds from any Equity Issuance or Debt Issuance (including, without limitation, the proposed secured real estate financing with Northwestern Mutual Life Insurance Company), or any Disposition of Property other than any Property sold pursuant to clauses (i) and (ii) of Section 8.04, shall be used to prepay immediately any outstanding Loans in excess of $60,000,000, and any interest accrued thereon; provided, however, that there shall be excluded from such prepayment obligation the $2,953,626 "Excess Advance Amount", and any interest accrued thereon, advanced hereunder as of October 15, 2001.

               Section 3. Simultaneous Borrowing and Repayment of Tax Sharing Agreement Obligation. Concurrently herewith, the Borrower shall be deemed to have borrowed the Excess Advance Amount under the Credit Agreement and satisfied its obligation to repay such amount pursuant to Section 2.02(b)(ii) under the Tax Sharing Agreement, such simultaneous borrowing and repayment to occur through book entry rather than transfer of funds. The initial book entry advance of the Excess Advance Amount hereunder shall be a Eurodollar Loan with an Interest Period of one month.

               Section 4. Representation and Warranties; No Defaults. The Borrower hereby represents and warrants to the Lender that (i) except as publicly disclosed and except with respect to changes in the disclosure schedules that are not individually or in the aggregate material, the representations and warranties made by it in or pursuant to the Loan Documents, after giving effect to the amendment effected hereby, are true and correct on and as of the date hereof as if made on and as of such date (or, if any such representation is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default or Event of Default, after giving effect to the amendment effected hereby, has occurred and is continuing.

               Section 5. Miscellaneous. Except as expressly herein provided, the Loan Documents shall remain unchanged and in full force and effect. This Amendment No. 3 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 3 by signing any such counterpart. This Amendment No. 3 shall be governed by, and construed in accordance with, the law of the State of New York.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

                                        NEXT LEVEL COMMUNICATIONS, INC.


                                        By: /s/   Keith A. Zar
                                           -------------------------------------
                                           Name:  Keith A. Zar
                                           Title: Senior Vice President


                                        MOTOROLA, INC.


                                        By: /s/   Garth L. Milne
                                           -------------------------------------
                                           Name:  Garth L. Milne
                                           Title: Senior Vice President and
                                                  Treasurer